Joint Venture Contract

                                     Between

                 Shandong Hengtong Chemical Industrial Company
                                      Ltd.

                                       And

                                 Asian Alliance

                                    Ventures

                                  Incorporated



                               _____ _____, 1999


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                                Table of Contents


1     GENERAL PROVISIONS AND PARTIES TO THE JOINT VENTURE.....................1

2     STANDING, AUTHORISATIONS AND LEGAL REPRESENTATIVES OF THE PARTIES.......1

3     ESTABLISHMENT OF THE JOINT VENTURE COMPANY..............................2

4     PURPOSE, SCOPE AND SCALE OF PRODUCTION OF THE JV CO.....................3

5     TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL.......................3

6     TRANSFER AND INCREASE OF REGISTERED CAPITAL.............................4

7     RESPONSIBILITIES OF EACH PARTY TO JV CO.................................4

8     THE BOARD OF DIRECTORS..................................................6

9     BUSINESS MANAGEMENT ORGANISATION........................................8

10      PURCHASE OF EQUIPMENT AND RAW MATERIALS...............................9

11      TECHNOLOGY AND TRADEMARK..............................................9

12      BANK ACCOUNT AND FOREIGN EXCHANGE ADMINISTRATION......................9

13      TAXES, FINANCE AND AUDIT.............................................10

14      DISTRIBUTION OF PROFITS AND CASH SURPLUSES...........................11

15      CONFIDENTIALITY AND NON-COMPETITION..................................11

16      FORCE MAJEURE........................................................12

17      DURATION OF THE JOINT VENTURE........................................12

18      DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE.....................12

19      INSURANCE............................................................13

20      LIABILITY FOR BREACH OF THE CONTRACT.................................13

21      APPLICABLE LAW.......................................................13

22      SETTLEMENT OF DISPUTES AND ARBITRATION...............................14

23      AMENDMENT AND ALTERATION OF THIS CONTRACT............................14

24      SUPPLEMENTARY ARTICLES...............................................14



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1 GENERAL PROVISIONS AND PARTIES TO THE JOINT VENTURE Shandong Hengtong Chemical
Industrial Company Ltd. from China and Asian Alliance Ventures Incorporated from the United States of America agree to, jointly invest in Tancheng County, Shandong Province of the People's Republic of China to establish Shandong Hengtong Development Chemical Co., Ltd. (hereinafter referred to as the "JV Co.") in accordance with the "Chinese-Foreign Co-operative Joint Venture Law of the Peoples' Republic of China", its implementation regulations and other related laws and regulations, on the principle of mutual benefits and through
friendly   consultations,   and  hereby  conclude  the  joint  venture  contract
(hereinafter referred to as "Contract") as follows:

The Parties to this Joint Venture Contract (the "Parties") are:

Party A

Name                 :    Shandong Hengtong Chemical Company Ltd.

Registered Country   :    China

Legal Address        :    No. 187, The People Road, Tancheng County,
                          Shandong Province, China

Postal Code          :    276100

Legal representative :    Wang, Yongli

Position             :    Chairman and General Manager

Nationality          :    China

Telephone            :    86 539 622-2583

Facsimile            :    86 539 622-5058

Registered with the Shandong Provincial Administrative Bureau for Industry and Commerce with its business license No. 26717136-X-1.

Party B

Name                 :    Asian Alliance Ventures Incorporated

Registered Country   :    United States of America

Legal Address        :    Suite 1600, 1 East First Street, Reno, Nevada.  89505,
           USA

Legal Representative :    Robert Clarke

Position             :    President, Director

Nationality          :    Canadian

Telephone            :    1 604-482-0188

Facsimile            :    1 604-482-1231

Incorporated in Nevada, USA

2      STANDING, AUTHORISATIONS AND LEGAL REPRESENTATIVES OF THE PARTIES

       2.1 Each Party hereto represents and warrants that it is a valid legal person duly established under the laws of China or the United States of America respectively, and represents that it enters into this Contract on its own account and has all necessary corporate powers and authority to enter into this Contract and to perform its obligations or undertake the liabilities hereunder.

       2.2 Each Party to the JV Co., shall have delivered to the other Party certified authenticated copies or notarized and chopped (under seal) copies of the certificates


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              of incorporation or business license, powers of attorney and copies of other documents to confirm the good standing and duly authority of each Party and each legal representative to enter into and be bound by the terms and conditions of this Contract.

       2.3 Party A represents and warrants that it has the authority to contribute or lease the following assets (collectively referred to as "Assets") to the JV Co. :

              2.3.1 Equipment, facilities and material listed in Exhibit C attached hereto ("Equipment, Facilities and Materials");

              2.3.2 Land use right as shown in Exhibit B and factory and its facilities as shown in Exhibit E will be leased to the JV Co.("Land, Factory and Facilities")

              2.3.3 The above Land, Factory and Facilities shall be ready and able to provide sufficient water, power, steam, drainage etc, to enabled the JV Co. to reach its projected production scale as prescribed in Article 4 of this Contract.

       2.4 Party A represents and warrants that there is no mortgage or encumbrance exists or created over the Equipment, Facilities and Materials it contributed to and the Land, Factory and Facilities it lease to the JV Co. and there are no existing, pending or threatened litigation, disputes or court, arbitration or administrative proceedings, against Party A and its Assets. To the best knowledge of Party A, there is no governmental investigation against Party A and its Assets for violation of any laws or regulations.

       2.5 Party A hereby further represents and warrants that there are no past or existing petitions, suits or claims against it due to environmental pollution. Should it be found following the establishment of the JV Co., that there is any environmental pollution as a result of the past operations of Party A, Party A shall indemnify the JV Co. against any losses suffered therefrom by it.

3      ESTABLISHMENT OF THE JOINT VENTURE COMPANY

       3.1 In accordance with the "Chinese-Foreign Co-operative Joint Venture Law of the People's Republic of China", its implementation regulations and other relevant Chinese laws and regulations, the Parties agree to set up Shandong Hengtong Development Chemical Co., Ltd. in Shandong, China.

              Name and address of the JV Co.

              Chinese Name:     [CHINESE CHARACTERS]

              English Name:     Shandong Hengtong Development Chemical Co., Ltd.

              Legal Address:    Tancheng County, Shandong, China

              Postal Code:      276100

       The JV Co. has the status of a Chinese legal person and is subject to the jurisdiction of, and protected by the laws of the Peoples Republic of China ("PRC"). All activities of the JV Co. shall be governed by the relevant laws, rules and regulations of the PRC, and enjoy the relevant favorable policies thereof.

       The JV Co. is a limited liability company. The liability of each Party to the JV Co. is limited to the registered capital subscribed by it. Each Party shall share profits, risks and losses of the JV Co. in proportion to their respective contributions to the registered capital of the JV Co. Creditors of the JV Co. (including taxation and other authorities) shall have recourse only to the assets of the JV Co.

       The date of issuance of the Business License of the JV Co. shall be the date of establishment of the JV Co. Upon establishment of the JV Co., the Parties shall through the Board of


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       Directors procure that the Articles of Association agreed by the Parties and attached hereto as Exhibit A will be adopted by the JV Co. as its Articles of Association.

4      PURPOSE, SCOPE AND SCALE OF PRODUCTION OF THE JV CO.

       4.1 The purpose of the JV Co. is to use the internationally and domestically advanced technology to produce and sell high quality products to enable the Parties to obtain satisfactory economical results.

       4.2 The business scope of the JV Co. shall be to develop, produce and distribute chemical fertilizer, power and steam and other related products.

       4.3 The initial production scale of the JV Co. is anticipated to be annual output of Urea 200,000 tonne, plus 2X12 thousand KW thermal power. The Board of Directors shall study and decide from time to time the scale of production for each type of products according to any changes in market conditions.

5      TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

       5.1 The total amount of Investment of the JV Co. is RMB248,410,000, equivalent to US$29,928,916 at 1US$=8.3RMB (the "Total Investment"). The registered capital of the JV Co. is RMB212,480,000, equivalent to US$25,600,000 at 1US$=8.3RMB (the
              "Registered Capital").

       5.2 The proportion of Registered Capital to be contributed by each Party shall be as follows:

              5.2.1 The equity to be contributed by Party A shall be worth RMB104,580,000, constitutes 49% of the Registered Capital of the JV Co. The form of the investment shall be Equipment, Facilities and Materials;

              5.2.2 The equity to be contributed by Party B shall be US$13,000,000, equivalent to RMB107,900,000 at 1US$=8.3RMB, constitutes 51% of the Registered Capital of the JV Co.

              5.2.3 The difference between the Total Investment of the JV Co. and Registered Capital of the JV Co. shall be raised by assuming current liabilities of RMB35,930,000 of Party A.

       5.3    The investment of each Party shall be contributed as follows:

              5.3.1 Party A shall contribute part of the Equipment, Facilities and Materials worth RMB 104,580,000 to the JV Co. within three months from the date when the Business License of the JV Co. is issued;

              5.3.2 Party B shall contribute US$13,000,000 in cash; 6.5 Million within three months and 6.5 Million within eight months from the date when the Business License of the JV Co. is issued.

       5.4 The JV Co. shall lease the Land, Factory and Facilities and the rest of the Equipment, Facilities and Materials within three months from the date the Business License of the JV Co. is issued.

       5.5 After each Registered Capital contribution is made by each Party, the JV Co. shall engage a certified public accountants firm of International standing registered in China to verify the Registered Capital contribution and to issue a Certificate of Verification. The JV Co. shall issue an Investment Certificate to each Party in accordance with the Certificate of Verification. The Investment Certificates shall be the evidence of the Parties' Registered Capital contributions to the JV Co.

       5.6 Should one Party fail to make its Registered Capital contributions in full within the time prescribed under this Contract, it shall be deemed to have breached this Contract. Upon the request of the non-breaching Party, the defaulting Party shall consent to the


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              termination of this Contract without prejudice to any rights or obligations of all Parties accrued prior to such termination. The non-breaching Party shall have the right to seek compensation from the breaching Party for damages under Article 20 hereof. However, no compensation will be due or payable for any actions or damages incurred prior to the date when the Business Licence of the JV Co. is issued and any damages are specifically restricted to those resulting from the operation and activities of the JV Co.

       5.7 Should either Party fail to make its equity contributions to the JV Co. within three months after the issuing of business license, the other Party shall have the right but not the obligation to terminate this Contract or extend the date.

6      TRANSFER AND INCREASE OF REGISTERED CAPITAL

       6.1 If any Party intends to transfer all or part of its interests in the JV Co., such transfer shall be subject to Article 6 of this Contract and to the approval of the original approval authority.

       6.2 If any Party intends to transfer all or part of its equity interests in the JV Co., it shall give the other Party a 30 days' prior written notice. The other Party shall have pre-emptive right to purchase such equity interests. None of the Parties shall transfer its equity interests to any third party at more favorable terms than it offered to the other Party of the JV Co.

       6.3 The Parties hereby agree that, when more funds are raised by one Party from time to time by agreement of each Party, and the other Party cannot raise enough funds to keep its original equity proportion, such other Party shall, upon the former Party's request, be obligated to transfer its comparable equity interests in the JV Co. to the former Party or the former Party's associated companies, parent companies, or subsidiaries. The price of such transfer shall be determined by an accounting firm hired by the JV Co. which is registered in China with international standing. In the case of Party A, in addition to the above conditions, such accounting firm shall be recognized by the relevant administrative department for state-owned assets.

       6.4 Subject to the above, the JV Co. may, in accordance with this Contract and subject to the approval of the Board of Directors and the original examination and approval authority, increase, reduce, transfer or otherwise change its Registered Capital based on the needs of its operation.

       6.5 Notwithstanding the provisions hereunder or elsewhere, a Party may, subject to the approval of the original examination and approval authority, transfer all of its interests in the JV Co. to its wholly-owned subsidiaries or parent companies or the wholly-owned subsidiaries of its parent companies. The transfer shall be notified to the other Party in writing 30 days in advance and the other Party shall give its consent to such transfer PROVIDED THAT the proportion of Registered Capital of the original Parties before such transfer remains the same and the transferee(s) agree in writing to be bound by the terms of this Contract. Or in case of any reorganization of one Party, including, but not limited to division, merger, acquisition or restructure of share holding, the obligations and rights of such Party shall be borne by the succeeding party after such reorganization. Any transfer under this Article 6.5 is not subject to the pre-emptive right under in Article 6.2.

7      RESPONSIBILITIES OF EACH PARTY TO JV CO.

       7.1    Party A shall undertake the following responsibilities and duties:

              7.1.1 Contribute to the JV Co. Equipment, Facilities and Materials in accordance with the provisions of Article 5 of this Contract;

              7.1.2 Be responsible for applying to the relevant authorities for approval of this Contract and the registration of the JV Co. The JV Co. shall reimburse


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                     Party A all reasonable expenses and government registration fees for obtaining the Business License;

              7.1.3 Assist the JV Co. in dealing with the following formalities: (i) importing and obtaining importation license for all raw materials, machinery and equipment necessary for the business of the JV Co. and effective insurance coverage thereof and renewing same in a timely manner, (ii) informing Party B of related Chinese laws, regulations, notices and any other information affecting the operations of the JV Co., (iii) obtaining and providing to the JV Co. and Party B available information on the Chinese market necessary to facilitate the JV Co.'s operations;

              7.1.4 Assist the JV Co. in purchasing and handling all procedures of all necessary equipment, materials, etc. in China when needed;

              7.1.5 Assist the JV Co. in obtaining all necessary utilities and supplies including without limitation to water, electricity, communication, etc.;

              7.1.6 Recommend to the JV Co. (without obligation on the part of the JV Co. to employ) persons suitable to undertake managerial and technical positions, and render all assistance to the JV Co. in the recruitment of such and other personnel;

              7.1.7 Assist foreign workers and staff and their family members in obtaining all entry visas, work permits and other necessary travel documents;

              7.1.8 Assist the JV Co. in solving problems arising from time to time in respect of the business operations of the JV Co., and without limitation, in the event that any measure of legal or administrative force is introduced or taken or any commercial measure is implemented by any Chinese authority having detrimental effect either on the JV Co. or any Party, to liase with the authorities responsible for such measure and to use its best efforts to remove or limit such measure or such detrimental effect to the benefit of the JV Co. or the relevant Party;

              7.1.9 Assist the JV Co. in obtaining preferential status and treatment that it should be entitled to from the Chinese government;

              7.1.10 manage the JV Co. according to the Management Agreement concluded among Party A, Party B and the JV Co.;

              7.1.11 Assist the JV Co. in convening meetings of the Board of
                     Directors in China, such reasonable expenses to be borne by the JV Co.; and

              7.1.12 Use its best endeavors to assist the JV Co. in any other matters entrusted to it or reasonably requested by the JV
                     Co.

       7.2    Party B shall undertake the following responsibilities and duties:

              7.2.1 Contribute the cash contributions in US Dollars in accordance with the provisions of Article 5 of this Contract;

              7.2.2 Supervise the financial and management of the JV Co. according to the Management Agreement concluded among Party A, Party B and the JV Co.;

              7.2.3 Recommend (without obligation on the part of the JV Co. to employ) managerial and technical personnel to the JV Co., and render all assistance to the JV Co. in the recruitment of such and other personnel;

              7.2.4 Assist the JV Co. in convening meetings of the Board of Directors in America whenever the Board of Directors shall decide to meet in America,


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                     such reasonable expenses to be borne by the JV Co.; and

              7.2.5 Use its best endeavors to assist the JV Co. in any other matters entrusted to it or reasonably requested by the JV Co.

8      THE BOARD OF DIRECTORS

       8.1 The date of issuance of Business License of the JV Co. shall be the date of establishment of the Board of Directors of the JV Co., and the Board of Directors shall convene its first meeting as soon as practicable so that the business of the JV Co. may commence without delay.

       8.2    The appointment of the Directors

              8.2.1 The Board of Directors shall comprise of 5 Directors, of which 2 Directors shall be appointed by Party A and 3 Directors shall be appointed by Party B, PROVIDED ALWAYS that the ratio representation on the Board of Directors shall reflect as near as practicable the proportion of each Party's contributions to the Registered Capital and the ratio representation on the Board of Directors shall be adjusted to take effect immediately upon the date of change in proportion of Registered Capital contributions.

              8.2.2 The Chairman of the Board of Directors shall be appointed by one Party so long as such Party maintains a majority proportion of the Registered Capital of the JV Co. The other Party shall appoint a Vice-Chairman. The Chairman and Vice-Chairmen of the Board of Directors shall have the right to vote at any Board meeting but shall not have a second or casting vote.

              8.2.3 The term of office of a Director shall be 3 years. However, the appointing Party shall give a 14 days' prior written notice to the other Party (except in case of emergency immediate notice may be given) of its intention to renew, terminate or replace any of its Directors. In case a Director is removed or replaced before the expiry of his/her term of office, his/her successor shall be appointed as Director for the residue of the term only.

       8.3    The authority of the Board of Directors

              8.3.1 The Board of Directors shall be the highest power of authority of the JV Co.

              8.3.2 An unanimous approval of the Directors present at the Board meeting shall be required before any decisions are made concerning the following issues:

                     8.3.2.1 Amendment of the Articles of Association of the JV
                             Co.;

                     8.3.2.2 Increase, decrease or transfer of the Registered
                             Capital subject to the provisions of Article 6 of this Contract;

                     8.3.2.3 Termination or extension of the duration of the JV
                             Co.;

                     8.3.2.4 Amendment to the Authorized Debt level of the JV
                             Co.;

                     8.3.2.5 Capital expenditures in excess of RMB 800,000;

                     8.3.2.6 Joint venture, merger or amalgamation with another economic entity;

                     8.3.2.7 Any change in the stated business purpose of the JV
                             Co. or conducting any business beyond what is set out in Article 4 of this Contract;

                     8.3.2.8 Advances or loans to any individual or entity,
                             other than credit issued in the normal course of business;


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                     8.3.2.9 Encumbrances on any JV Co.'s assets;

                     8.3.2.10 Removal or relocation of any JV Co.'s assets
                              valued over RMB 800,000; and

                     8.3.2.11 Changes in legal or audit engagements.

              8.3.3 Unless otherwise specified in the other provisions of this Contract, all other issues shall be resolved at Board meetings by a simple majority vote of all Directors present at the Board meeting.

       8.4    Board Meeting

              8.4.1 The Board of Directors shall hold a Board meeting at least once a year. The place and time of meeting shall be decided by the Chairman of the Board of Directors.

              8.4.2 At least thirty working days' prior written notice of a Board meeting shall be given to each Director, and such notice shall state the time and place of the Board meeting and shall be accompanied with an agenda of the business to be transacted at the meeting. Shorter notice may be given only by written consent of all the Directors.

              8.4.3 All Board meetings shall be convened and presided over by the Chairman. If the Chairman is unable to attend the meeting, the Chairman shall appoint Vice Chairman or any other Director to chair and preside over the Board meeting. The Chairman shall convene an interim Board meeting upon the request of more than two Directors, at least one of them shall be appointed by each Party, in the event that major matters need to be solved.

              8.4.4 A Director who is unable to attend a Board meeting may appoint another Director or any other person as his/her proxy. The duly executed proxy shall be delivered to the Chairman at the commencement of the Board meeting.

              8.4.5 The quorum for any Board meeting shall be two thirds of the Directors comprising of at least 1 Director appointed by each Party. If, within half an hour from the time scheduled for the holding of the Board meeting, a quorum is not present, the meeting shall be automatically adjourned till the 7th day from the original meeting day at the same time and place. If the postponed 7th date for the adjourned Board meeting falls on a holiday, then such Board meeting shall be held on the next working day. Any 2 Directors present in person or by proxy (at least one of them is appointed by each Party) shall constitute a quorum for the adjourned meeting but, under such circumstances, no business shall be conducted at the adjourned meeting except those specified in the agenda for the original meeting.

              8.4.6 Board meetings may be held in Chinese or English as determined by the Chairman. Detailed minutes of each Board meeting shall be recorded in both Chinese and English and shall be signed by all Directors present at the meeting and properly filed. A copy of the minutes of the Board meeting shall be delivered to each Party. Each Party may have an interpreter present at the Board meetings, the expense of which shall be paid by the JV Co..

              8.4.7 Any action required or permitted to be taken at any Board meeting may be taken without convening a meeting if a resolution in writing, setting forth the action to be taken, is signed by all the Directors of the Board. Any such


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                     resolution may consist of several identical documents in
                     like form each signed by one or more Directors.

       8.5 The JV Co. shall not pay any salary to the Chairman, Vice Chairman and any Director unless he/she holds office as a General Manager, Chief Financial Officer, Deputy General Manager or other Senior Manager of the JV Co., and under such circumstances salary shall be paid only in accordance with his/her contract of employment. The traveling and lodging expenses of Directors for attending the Board meeting shall be borne by the JV Co.

9      BUSINESS MANAGEMENT ORGANISATION

       9.1 The Board hereby entrusts Party A to manage the JV Co. in accordance with the Management Agreement concluded among Party A, Party B and the JV Co. The Management Agreement shall contain but not limited to the following terms:

              9.1.1 the principles and policies of the management of the JV Co. to be followed by Party A;

              9.1.2  the rights and obligations of Party A in managing the JV
                     Co.;

              9.1.3 the rights and obligations of Party B in supervising the management of the JV Co.;

              9.1.4 the appointment, replacement, authorities, duties, obligations, functions and compensation of the General Manager, Chief Financial Officer and Deputy General Manager of the JV Co.

              9.1.5 terms and conditions of leasing Land, Factory and Facilities and offices from Party A;

              9.1.6 terms and conditions of supplying power, water, steam, and other necessary public utility by Party A;

              9.1.7  terms and conditions of supplying paid services by Party A;

              9.1.8  terms and conditions of supplying raw materials by Party A;

              9.1.9  terms and conditions of sale of products of the JV Co.

              9.1.10 terms and conditions of other services provided by Party A.

       9.2 Party A, Party B or the Board may request to revise the Management Agreement. If the agreement cannot be reached in revising the Management Agreement, the Board, by a simply majority vote, may suspend or terminate the Management Agreement and take over the management of the JV Co. till the Management Agreement is revised to its satisfaction (hereinafter referred to as "Board Management").

       9.3    Board Management

              9.3.1 Upon the Board taking over the management in accordance with Article 9.2, the Board shall establish a Management Committee as soon as practicable to manage the daily operation of the JV Co.

              9.3.2 The Management Committee shall comprise of a General Manager, one Chief Financial Officer and one Deputy General Manager. The General Manager shall be appointed by the Board by the affirmative vote of the majority thereof. Upon the recommendation of the General Manager, the Board shall appoint or dismiss the Deputy General Manager and Chief Financial Officer by the affirmative vote of the majority thereof. The Deputy General Manager and the Chief Financial Officer shall be responsible to the General Manager.

              9.3.3 The General Manager shall be fully responsible for the management of the


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                     JV Co. under the leadership of the Board of Directors. The
                     General Manager shall be responsible for executing and carrying out the resolutions of the Board and perform his/her following duties within the authorization of the
                     Board:

                     9.3.3.1 manage the daily operation of the JV Co.;

                     9.3.3.2 propose budget and operation plan to the Board and carry out the budget and operation plan approved by the Board;

                     9.3.3.3 formulate the operation rules and regulations of
                             the JV Co.;

                     9.3.3.4 formulate all rules and regulations and policies on recruitment, employment, dismissal, and resignation of employees, wages, salaries, discipline, labor protection, insurance, welfare, rewards, and other matters concerning the staff and workers of the JV Co. in accordance with the "Labor Law of the PRC" and "Regulations of the PRC on Labor Management in Foreign Invested Enterprises" and all other relevant rules and regulations;

                     9.3.3.5 sign contract on behalf of the JV Co., PROVIDED
                             THAT the entering into or performance of any contract, arrangement, obligation, liability, expenditure or commitment by or for the JV Co. shall not exceed the amount described by the Board for any one transaction or exceed an aggregate of the amounts described by the Board outstanding at any one time; if the amount exceeds the above mentioned amount, approval from the Board shall be obtained; PROVIDED FURTHER THAT the entering into any contracts between the JV Co. and any of the Parties, or any entity which is a subsidiary, affiliate or related entity to a Party, approval from the Board shall be obtained;

                     9.3.3.6 other matters entrusted by the Board.

              9.3.4 The Deputy General Manager shall assist the General Manager in his/her work.

              9.3.5 The Chief Financial Officer shall be responsible for the financial matters of the JV Co. under the leadership of the Board, including the preparation and delivery of monthly financial reports in a form acceptable to the Board.

10     PURCHASE OF EQUIPMENT AND RAW MATERIALS

       10.1 The JV Co. shall, as far as possible, purchase locally produced equipment and raw materials required for the production facilities whenever the terms of supply (including price and quality) are more favorable than that offered by overseas suppliers.

11     TECHNOLOGY AND TRADEMARK

The JV Co. shall use technical know-how, patent and other technology in accordance with the requirements that Party A has made when contributing them to the JV Co. The JV Co. shall make royalty payments to Party A for its use of Party A's technical know-how, patent and other technology, if and when required, which are not defined as Party A's Assets, necessary for the JV Co.'s business needs.

12     BANK ACCOUNT AND FOREIGN EXCHANGE ADMINISTRATION

       12.1 The JV Co. shall open an account in RMB and an account in foreign currency with the Bank of China or any other bank registered in China. All payments made by the JV Co. shall be examined, approved and signed by designated signatories agreed by both Parties.

       12.2 All cheques, promissory notes, drafts, bills of exchange, and other negotiable


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                                      E-38
              instruments payable by, and all receipts or discharges for money paid to the JV Co., shall be executed as follows:

              12.2.1 in respect of an amount not more than a certain amount (the
                     "Described Amount") the payment shall be effected upon the signature of the General Manager;

              12.2.2 in respect of an amount more than the Described Amount, the payment shall be effected upon the signature of the General Manager subject to the Board's approval;, and

              12.2.3 the aforesaid Described Amount shall be decided by the
                     Board from time to time based on the operation of the JV
                     Co.

       12.3 All matters concerning foreign exchange shall be settled in accordance with the regulations of the State Administration of Foreign Exchange of PRC and in accordance with this Contract.

       12.4 The foreign currency of the JV Co. shall be paid in the following order of priority:

              12.4.1 principal and interests payable of foreign currency loan;

              12.4.2 payment for equipment, spare parts and materials purchased from overseas market for the operation of the JV Co.;

              12.4.3 salaries payable to the expatriates hired by the JV Co.;
                     and

              12.4.4 after-tax profits distributable to Party B.

13     TAXES, FINANCE AND AUDIT

       13.1 The JV Co. shall pay income tax and other taxes and fees in accordance with relevant laws and regulations of the PRC.

       13.2 Employees of the JV Co. shall pay individual income taxes according to the "Individual Income Tax Law of the People's Republic of China".

       13.3 The JV Co. shall apply for all applicable favorable tax treatment for itself and its employees.

       13.4 The fiscal year of the JV Co. shall be from 1 January to 31 December of every year.

       13.5 The JV Co. shall adopt RMB as its accounts keeping currency unit. All vouchers, receipts, statistics statements and reports, account books and records shall be written in Chinese, all financial reports and other financial statements shall be written in both Chinese and English and submitted to both Parties. Reports of English versions shall indicate U.S. Dollar amounts converted from RMB using the exchange rate published by the People's Bank of China on the last day of the reporting period.

       13.6 The JV Co. shall adopt financial and accounting rules in accordance with relevant regulations and rules on accounting standards implemented by the Ministry of Finance of the PRC and generally accepted international accounting principles and practices in keeping its accounts.

       13.7 A profit and loss account statement, a statement of assets and liabilities and a financial report of the JV Co. shall be prepared on a monthly, quarterly and yearly basis in both Chinese and English by the accountants of the JV Co., and submitted to the Board of Directors and each Party and the relevant government authority in accordance with the relevant regulations.

       13.8 The JV Co. shall within 1 month after each fiscal year complete the final draft of the annual financial report for the preceding fiscal year.

       13.9 The annual audit of the JV Co. shall be conducted by a certified public accountants firm registered in China and appointed by the Board. The audited annual report shall be submitted to the Board of Directors for review before filing with the relevant authorities.

       13.10 Each Party shall have the right to invite an auditor to undertake at its own expense re-audit of the accounts of the JV Co., to which the JV Co. and the other Party shall give their consents. When there is any disputes arising from any discrepancies between the results of the auditing and re-auditing, the temporary Board meeting shall be called to resolve the difference.

14     DISTRIBUTION OF PROFITS AND CASH SURPLUSES

       14.1 The JV Co. shall not distribute profits unless the losses of previous fiscal years have been made up.

       14.2 Before distributing any profits, the JV Co. shall pay all taxes to which it is liable and make all contributions to the reserve fund, expansion fund and reward and social welfare fund for staff and workers as required by law. The General Manager shall decide the proportion of contribution to each fund as long as such distribution complies with the law and regulations and does not in total exceed 20% of after tax earnings annually.

       14.3 Profits of the JV Co. shall be distributed annually. Party A shall share 49%, and Party B shall share 51% of the distributable profit. The details of the profit distribution plan including the date of distribution shall be determined by two-thirds of the Board of Directors within 3 months after the end of each fiscal year.

       14.4 Cash surpluses declared and approved by the Board will be distributed to retire debt and, subject to the approval of the approval authority, reduce registered capital as and when approved by the Board.

15     Confidentiality and non-competition

       15.1 Each of the Parties undertakes irrevocable obligation to keep the confidence of all the secret information of the JV Co. obtained through its performance of the JV Contract and Articles of Association.

       15.2 Starting from the effective date of this Contract, Party A shall not:

              15.2.1 directly or indirectly engage itself in the business in competition with the business of the JV Co.;

              15.2.2 provide or assist a third party to provide services including but not limited to consulting, marketing, services, maintenance and repair to the past, current or future customers of, or entities that maintain business relationship with the JV Co.

              15.2.3 employ or try to employ employees of the JV CO.

       15.3   Article 15.1 shall not apply to:

              15.3.1 each Party's Directors, the General Manager(s) and any other employees and its bankers, accountants, auditors, attorneys, suppliers, consultants and potential JV Co.'s partners who need to have access to such information or data to make their decisions and to perform their responsibilities, PROVIDED THAT the disclosing Party shall take appropriate measures to assure that such entities and persons shall keep the disclosed information and data private and confidential;

              15.3.2 information that a Party is required to disclose under applicable laws to any government or governmental agency or to its shareholders or to the public or to any applicable Stock Exchange; and

              15.3.3 each Party's affiliated enterprises, PROVIDED THAT such affiliated


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                                      E-40
                     enterprises to which such disclosure is made agree in writing to maintain confidentiality in accordance with the terms of Article1 5.1.

16     FORCE MAJEURE

       16.1 In case of any force majeure event including earthquakes, typhoons, flood, fire, war, strike or any other events that is unforeseeable and the occurrence and consequence of which is inevitable and which affects the performance of the relevant term of this Contract, the Party affected shall immediately notify the other Party in writing and shall within twenty (20) days provide full written particulars of the force majeure event and certification of the cause of the failure or delay of performance of the relevant term of this Contract. Such certification shall be issued by a notary public of the place where such force majeure event occurred. The Parties to this Contract shall then determine whether to terminate this Contract in accordance with Article 18 or to exempt the Party affected from, or postpone the performance of, the relevant term of this Contract.

17     DURATION OF THE JOINT VENTURE

       17.1 The term of the JV Co. is thirty years from the date on which the Business License is issued.

       17.2 The term may be extended upon the agreement of all Parties. Any application for extension of the term shall be submitted to the original examination and approval authority at least 6 months prior to its expiration. The JV Co. shall continue its operation for the extended term upon approval of the said authority.

18     DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE

       18.1 Upon the occurrence of any of the following events, subject to the approval of the relevant authorities, the Board of Directors may unanimously decide to dissolve the JV Co. and this Contract shall be terminated. However, any dissolution of the JV Co. or termination of this Contract shall not affect any rights, obligations or claims of any Party prior to such termination or dissolution.

              18.1.1 the JV Co. incurs substantial losses and is unable to carry on its business;

              18.1.2 any Party or the JV Co. breaches any of its obligations under this Contract, the Articles of Association of the JV Co. or the Management Agreement, and such breach adversely affects the interests of any Party or renders it impossible for the JV Co. to continue its operation;

              18.1.3 the JV Co. incurs substantial losses arising from the force majeure event as provided in Article 16 and is unable to carry on its business;

              18.1.4 there is any change in Chinese or any foreign laws or regulations or in interpretation thereof that has a material adverse effect on the JV Co. or any Party;

              18.1.5 there is a confiscation or requisition of all or a material part of the assets or revenues of the JV Co. or Registered Capital contributed by any Party;

              18.1.6 any Party goes into or files for bankruptcy, liquidation, receivership or is unable to meet its debts as they fall due;

              18.1.7 Any deadlock in decisions by the Parties or the Board of
                     Directors pursuant to this Contract; or

              18.1.8 occurrence of any other event or events upon which all
                     Parties of the JV Co. agree will result in the termination of the term of the JV Co.

       18.2 Upon the expiry or termination of this Contract for any reason whatsoever (the "Termination Date"), the Management Contract shall likewise be deemed to expire or terminate on the Termination Date and the Board shall by two-thirds of the Board of Directors determine the procedure for and principles of liquidation and shall, subject to


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                                      E-41
              the approval of the original examination and approval authority, appoint a Liquidation Committee to conduct the sale or liquidation of the JV Co.

       18.3 The Liquidation Committee shall re-evaluate all assets of the JV Co., including, but not limited to the Equipment, Facilities and Materials.

       18.4 All expenses of liquidation (including remuneration of the members of the Liquidation Committee) shall be paid in priority before any distribution of assets. The Liquidation Committee shall pay and discharge all debts and liabilities of the JV Co., including any debts to any Party before distribution of assets and may, if necessary, convert any asset into money for purposes of such payment PROVIDED ALWAYS that Liquidation Committee shall as far as possible ensure that the assets is sold at the best possible market price.

       18.5 The remaining assets of the JV Co. after liquidation shall be distributed to the Parties in accordance with the proportion of the Registered Capital contribution of each Party. When distributing the assets to the Parties, the Liquidation Committee shall take into account the following:

              18.5.1 Priority shall be given to Party A for the allocation of fixed assets;

              18.5.2 Priority shall be given to Party B for the allocation of foreign currency.

       18.6 On completion of liquidation, the JV Co. shall submit a liquidation report to the original examination and approval authority and comply with all formalities de-registering the JV Co. (including the surrender of the Business License) at the local Administration for Industry and Commerce whereupon announcement shall be published in newspapers.

       18.7 Upon the winding-up of the JV Co., all original books of accounts and records shall be kept with Party A and copies of the same shall be provided to Party B.

19     INSURANCE

       19.1 The JV Co. shall take up its insurance policies with any insurance company permitted under the Chinese laws. The type, amount and duration of insurance shall be decided by the General Manager.

20     LIABILITY FOR BREACH OF THE CONTRACT

       20.1 In the event of any breach of any Party of its obligations under this Contract or the Articles of Association, the other Party (the "Non-breaching Party") may issue a written warning requiring the Party in breach to remedy such breach within one month from receipt of such warning. In case the Party in breach fails to remedy the breach the Non-breaching Party may, subject to the approval of the relevant authority, terminate the JV Co. and this Contract and/or claim for damages against the Party in breach.

       20.2 If the JV Co. or the Non-breaching Party incurs any expense or additional obligation or liability, including any obligation or liability to pay money, or suffers any loss, including loss occurred or loss of profits, as a result of breach of this Contract, the Party in breach shall indemnify the JV Co. and/or the relevant Party, as the case may be, for the amount of such expense, obligation or liability or loss which it has incurred, including any interest paid, payable or foregone as a result thereof and for all legal costs incurred in enforcing this Contract.

21     APPLICABLE LAW

       21.1 This Contract, including its formation, existence, validity, interpretation, execution and termination, shall be governed by the laws of the PRC.

       21.2 If after the signing of this Contract (i) any existing measure of Chinese law or administrative regulation is changed which is applicable to the JV Co. or any Party,


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                                      E-42
              and (ii) such changed or new measure is either to provide for preferential treatment to or to have an adverse effect on the JV Co. or any Party, then:

              21.2.1 if the changed or new measure is more favorable to the JV
                     Co. or any Party than the measure in effect on the date this Contract was signed (and the other Party is not materially and adversely affected), the JV Co. or the Party concerned shall promptly take steps necessary to make applications for obtaining the benefits of such changed or new measure. The Parties shall use their best efforts to cause such application to be approved by the relevant authorities; and

              21.2.2 if, because of such changed or new measure, the JV Co.'s or any Party's economic benefits under this Contract are materially and adversely affected, directly or indirectly, the Parties shall consult promptly and make all amendments to this Contract and the Articles of Association as necessary to maintain the JV Co. and affected Party's economic benefits under this Contract.

22     SETTLEMENT OF DISPUTES AND ARBITRATION

       22.1 Any disputes arising out of or in connection with this Contract or the Articles of Association (including any dispute as to the formation, existence, validity, interpretation, execution and termination) shall be settled by all Parties through consultation.

       22.2 If within three months starting from the date when any dispute arises no settlement is reached through consultation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission ("CIEAC") for arbitration. The arbitration shall take place in Beijing, China in Chinese in accordance with the rules of CIEAC. The arbitration award shall be final and binding upon both Parties. The arbitration fees and legal costs shall be borne by the losing Party unless otherwise ordered by the arbitration tribunal.

23     AMENDMENT AND ALTERATION OF THIS CONTRACT

       23.1 Any amendment, alternation or supplement of this Contract shall be in writing and shall come into force only after it is signed by the duly authorized representatives of each Party and approved by the original examination and approval authority.

24     SUPPLEMENTARY ARTICLES

       24.1 This Contract, the Articles of Association, Exhibits, and the Management Agreement constitute the entire agreement among the Parties concerning the subject matter covered therein and shall supersede all previous negotiations, discussions, letters of intent, memorandum of understanding, heads of agreement and agreements in respect of such subject matter. The terms of this Contract shall prevail if specific provisions are available in this Contract, otherwise, the terms of the Articles of Association and the Management Agreement shall apply.

       24.2 Should any article of this Contract or any part thereof be unenforceable, invalid or void under any applicable law, such article or part thereof shall not affect the validity or enforceability of the remaining Articles of this Contract.

       24.3 Unless as otherwise expressly provided herein, the failure of a Party at any time to enforce a provision of this Contract shall in no way constitute a waiver of its right under the provision or in any way affect the validity of this Contract or any part hereof or the right of such Party thereafter to enforce each and every provision herein.

       24.4 Notices to be given under this Contract shall be given by facsimile or registered airmail to the other Party at addresses and numbers set out at the beginning of this Contract, or at the changed addresses or numbers one Party has notified in writing to the JV Co. and other Party. Notices shall be deemed to have been duly served if sent by registered airmail upon 15th working day from the date of sending, and if sent by facsimile upon 2nd working day from the date of dispatch. Where the notice is given by facsimile, the original copy shall be mailed by registered airmail or hand delivered to the JV Co. and/or the other Party immediately thereafter.

       24.5 The replacement or substitution of the authorized representatives of any Party shall not in any way affect the validity of this Contract.

       24.6 The Articles 18, 20, 21 and 22 of this Contract shall survive the termination of this Contract.

       24.7 This Contract is written in both Chinese and English and signed in ____________ on the ____ day of _____, _____1999.

       24.8 There are 8 copies of this Contract in both English and Chinese. Each Party shall retain 2 copies of this Contract and the remaining copies shall be submitted to the examination and approval or registration authorities. Texts in both languages shall be equally authoritative.

       24.9 This Contract is subject to the approval of the competent government authorities and shall come into force on the date of approval.

IN WITNESS WHEREOF the duly authorized representatives of the Parties have signed this Contract.


Party A:                                    Party B:
Shandong Hengtong Chemical Industrial       Asian Alliance Ventures Incorporated
Company Ltd.


Signature:/s/ Wang Yong Li                   Signature: /s/ Robert Clarke
          ------------------                            ------------------
Name:     Wang Yong Li                       Name:          Robert Clarke
Position: President and general manager      Position:      President
Date:     18 Aug. 1999                       Date:          August 18, 1999

EXHIBIT A (Article 3.5)
The Articles of Association of the JV Co.






















                                       16

EXHIBIT B (Article 2.3.2)
The map of the Land Use Right contributed from Party A


















                                       17

EXHIBIT C (Article 2.3.1)
The Equipment, Facilities and Materials contributed by Party A

                                       19

EXHIBIT E (Article 5.2)
Factory and Facilities Party A leased to the JV Co.






















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                                      E-49